Exhibit 12(c) - Tax Opinion of K&L Gates LLP for Tax Treatment of Contract Holders

December 6, 2013

Global Diversification Trust
a series of John Hancock Variable Insurance Trust
601 Congress Street
Boston, MA  02210

Core Strategy Trust
a series of John Hancock Variable Insurance Trust
601 Congress Street
Boston, MA  02210

John Hancock Life Insurance Company (U.S.A.)
601 Congress Street
Boston, MA  02210

John Hancock Life Insurance Company of New York
601 Congress Street
Boston, MA  02210

Re:	Reorganization to Combine Series of a Massachusetts Business Trust
Ladies and Gentleman:

You have requested our opinion regarding certain federal income tax consequences to the holders (“Contract Owners”) of certain variable annuity contracts and variable life insurance policies (collectively, the “Contracts”) that are issued or administered by John Hancock Life Insurance Company (U.S.A.) (“John Hancock USA”) or by John Hancock Life Insurance Company of New York (“John Hancock NY”) and funded by separate accounts of John Hancock USA or John Hancock NY for which Global Diversification Trust (“Acquired Fund”), a separate series of John Hancock Variable Insurance Trust, a Massachusetts business trust (“JHVIT”), and Core Strategy Trust (the “Acquiring Fund”), also a separate series of JHVIT, serve as underlying investment vehicles.

           Pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of June 26, 2013, executed by JHVIT on behalf of the Acquired Fund and Acquiring Fund, Acquired Fund will transfer all of its assets to Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund ("Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Acquired Fund and the distribution of the Acquiring Fund Shares to the shareholders of Acquired Fund in complete liquidation of Acquired Fund (the "Reorganization").

For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the Proxy Statement/Prospectus dated August 29, 2013, (3) the facts and representations contained in the letter dated as of this date, addressed to us from John Hancock USA and

December 6, 2013

John Hancock NY, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

For purposes of this opinion, we are assuming that:

(1) each of the Contracts is and, at the time of the Reorganization, will be treated as a "variable contract" within the meaning of Section 817(d) of the Internal Revenue Code of 1986, as amended (the "Code");

(2) the ownership of shares in Acquired Fund and Acquiring Fund, and access to such Funds, satisfies the requirements and limitations set forth in Treas. Reg. Section 1.817-5(f); and

(3) under the so-called investor control rules, either John Hancock USA or John Hancock NY, and not the Contract Owners, have been and are treated for federal income tax purposes as the owner of the interests in Acquired Fund and Acquiring Fund that underlie the Contracts.

This opinion is based upon the Code, United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon (a) the Reorganization taking place in the manner described in the Plan, (b) the information provided in the Proxy Statement/Prospectus referred to above, and (c) the facts and representations contained in the letter dated as of this date, addressed to us from John Hancock USA and John Hancock NY, and also the above assumptions, being true and accurate as of the closing date of the Reorganization.

Based upon the foregoing, it is our opinion that, for federal income tax purposes, the Contract Owners will not recognize any taxable income, gains or losses as a result of the Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan and the representations made to us.

Very truly yours,

/s/ K&L Gates LLP